Exhibit 10.1

AMERICAN AGCREDIT, FLCA FARM CREDIT SERVICES OF AMERICA, PCA	COBANK, ACB AGFIRST FARM CREDIT BANK

PERSONAL AND CONFIDENTIAL
November 1, 2013
Louisiana-Pacific Corporation
414 Union Street, Suite 2000
Nashville, Tennessee 37219
Attention: Sallie Bailey
$200.0 million Senior Secured Credit Facility
Commitment Letter
Ladies and Gentlemen:
American AgCredit, FLCA (“AAC”), CoBank, ACB (“CoBank”), Farm Credit Services of America, PCA (“FCSA”), and AgFirst Farm Credit Bank (“AgFirst” and, together with AAC, CoBank and FCSA, the “Commitment Parties”, “we” or “us”) are pleased to confirm the arrangements under which (i) the Commitment Parties are exclusively authorized by Louisiana-Pacific Corporation, a Delaware corporation (the “Borrower”), to act as joint lead arrangers and joint bookrunners in connection with, (ii) each of CoBank and FCSA is exclusively authorized by the Borrower to act as a co-syndication agent in connection with, (iii) AAC is exclusively authorized by the Borrower to act as administrative agent in connection with, and (iv) AAC and FCSA commit, on a several but not joint basis, to provide the financing for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B, C and D hereto (collectively, this “Commitment Letter”).
You have informed us that the Borrower intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding common shares of Ainsworth Lumber Company Ltd. (“Ainsworth” and, together with its subsidiaries, the “Acquired Business”) and its subsidiaries. You have also informed us that, in connection with the foregoing, the Borrower intends to consummate the other Transactions described in the Transaction Description attached hereto as Annex B. You have also informed us that the total cost of the Acquisition and related fees, commissions and expenses will be financed from the following sources:

•	up to $200.0 million under a new senior secured revolving credit facility (the “Credit Facility”) having the terms set forth on Annex C;

•	cash on hand at the Borrower and/or its subsidiaries and/or cash on hand at the Acquired Business; and

•	common equity of the Borrower issued to shareholders and option holders of Ainsworth.

1.	Commitments; Titles and Roles.
Each of the Commitment Parties is pleased to confirm its agreement to act, and you hereby appoint each of the Commitment Parties to act, as joint lead arrangers and joint bookrunners in connection with the Credit Facility (each, a “Lead Arranger” and, collectively, the “Lead Arrangers”). Each of CoBank and FCSA is pleased to confirm its agreement to act, and you hereby appoint each of CoBank and FCSA to act, as a co-syndication agent in connection with the Credit Facility. AAC is pleased to confirm its agreement to act, and you hereby appoint AAC to act, as administrative agent (the “Administrative Agent”) for the Credit Facility. AgFirst is pleased to confirm its agreement to act, and you hereby appoint AgFirst to act, as documentation agent in connection with the Credit Facility. It is agreed that AAC will have “left side” designation and shall appear on the top left of the credit agreement evidencing the Credit Facility and any offering or marketing materials in respect of the Credit Facility (AAC in such capacity, the “Lead Left Arranger”) and each of CoBank, FCSA and AgFirst will have “right side” designation and shall appear on the top right of the credit agreement evidencing the Credit Facility and any offering or marketing materials in respect of the Credit Facility. AAC is pleased to commit to provide $130.0 million of the Credit Facility and FCSA is pleased to commit to provide $70.0 million of the Credit Facility, in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (referred to below). Such commitments are on a several but not joint basis and are for a ratable portion of the individual facilities that comprise the Credit Facility. On the Closing Date (as defined in Annex C), (a) CoBank intends to purchase a portion of AAC’s commitment via assignment, (b) AgFirst intends to purchase a participation in AAC’s commitment and (c) FCSA intends to sell participations in a portion of its commitment to GreenStone Farm Credit Services, FLCA and Farm Credit Mid-America, FLCA, in each case pursuant to separate documentation to be agreed upon among the Commitment Parties. Our fees for our commitments and for services related to the Credit Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by the Borrower and the Commitment Parties on the date hereof.

2.	Conditions Precedent.
The Commitment Parties’ commitments and agreements are subject to the execution and delivery of appropriate definitive loan documents relating to the Credit Facility including a credit agreement, guarantees, security agreement and pledge agreement (collectively, the “Loan Documents”) that are substantially consistent with the terms set forth in this Commitment Letter (including, without limitation, the conditions precedent set forth on Annex D) and are otherwise acceptable to us and you and a payoff and lien release letter from the administrative agent under the Borrower’s existing asset-based credit facility.
Notwithstanding anything in this Commitment Letter to the contrary, (a) the only representations relating to the Acquired Business the accuracy of which will be a condition to the availability and use of up to $100,000,000 of the Credit Facility (the “Acquisition Sublimit”) on the closing date of the Acquisition (the “Acquisition Date”) to fund the Acquisition will be (i) the representations made by or with respect to the Acquired Business in the Acquisition Agreement (as defined in Annex B) as are material to the interests of the Lender Parties (as defined below) and the Lead Arrangers (but only to the extent that the Borrower or its affiliates have the right not to consummate the Acquisition, or to terminate their obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be true and correct) (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the documentation for the Credit Facilities will be such that they do not impair the availability and use of the Acquisition Sublimit on the Acquisition Date if the conditions set forth herein and in Annex D hereto are satisfied (it being understood that (I) to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or intellectual property filings or the delivery of stock certificates) is not perfected on the Acquisition Date after your use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the use and availability of the Acquisition Sublimit on the Acquisition Date but such security interest(s) will be required to be perfected within 90 days after the Acquisition Date (or such longer period as may be agreed by the Administrative Agent) and (II) nothing in the preceding clause (a) will be construed to limit the applicability of the individual conditions set forth herein or in Annex D). As used herein, “Specified Representations” means representations relating to incorporation or formation; organizational power and authority to enter into the documentation relating to the Credit Facilities; due execution, delivery and enforceability of such documentation; solvency of the Borrower and its subsidiaries, taken as a whole; no conflicts with charter documents or material agreements; Federal Reserve margin regulations; the Investment Company Act; OFAC, the PATRIOT Act, FCPA and other anti-terrorism laws; status of the Credit Facilities as first lien senior debt; use of proceeds, and, subject to the limitations on perfection of security interests set forth in the preceding sentence, the creation, perfection and priority of the security interests granted in the proposed collateral.

3.	Commitment Allocations.
The Lead Arrangers reserve the right at any time after the date of this Commitment Letter to further allocate, via assignments and/or participations and/or sub-participations, all or a portion of the Commitment Parties’ respective commitments under the Credit Facility to other Farm Credit System institutions (together with the Commitment Parties, the “Lender Parties”) identified by the Lead Arrangers. For the avoidance of doubt, such commitment allocations shall not involve the institutional Term Loan B market. The Lead Left Arranger will determine the final commitment allocations and will notify the Borrower of such determinations. You agree that, until the Closing Date, there shall be no competing issues, offerings, placements, amendments, consents, waivers, refinancings, marketings or other arrangements of or in respect of debt securities or commercial bank or other credit facilities by or on behalf of the Borrower or any of its subsidiaries (and you shall use commercially reasonable efforts to ensure that there are no competing issues, offerings, placements, amendments, consents, waivers, refinancings, marketings or other arrangements of or in respect of debt securities or commercial bank or other credit facilities by or on behalf of the Acquired Business) being offered, placed, refinanced, marketed or arranged (other than the Credit Facility, the Consent Solicitation (as defined in Annex B), the credit facilities contemplated by that certain Commitment Letter dated September 4, 2013 among the Borrower, Goldman Sachs Lending Partners LLC, Bank of Montreal and BMO Capital Markets Corp. and filed by the Borrower with the Securities and Exchange Commission, so long as such credit facilities are not actively being marketed and are terminated on or before November 4, 2013, and capital lease, purchase money and equipment financings and letters of credit) without the prior written consent of the Lead Left Arrangers.

4.	Information.
The Borrower represents and covenants that (i) all written information, documentation or materials delivered to the Commitment Parties in connection with the Credit Facility (collectively, the “Information”) (other than financial projections and information of a general economic or industry-specific nature) provided directly or indirectly by the Acquired Business or the Borrower is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading (after giving effect to all supplements and updates thereto from time to time) and (ii) the financial projections that have been or will be made available to the Lead Arrangers or the Lender Parties by or on behalf of the Acquired Business or the Borrower have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Lead Arrangers or the Lender Parties, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will, and you will use commercially reasonable efforts to cause the Acquired Business to, promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances. In arranging and allocating the Credit Facility, we will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Borrower, the Acquired Business or any other party or to advise or opine on any related solvency issues.

5.	Indemnification and Related Matters.
In connection with arrangements such as this, it is the Lead Arrangers’ policy to receive indemnification. The Borrower agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments.
This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. The Commitment Parties may assign their commitments and agreements hereunder, in whole or in part, to any of their respective affiliates. In addition, until the Closing Date, the Commitment Parties may, with the consent of the Borrower, assign their commitments and agreements hereunder, in whole or in part, to other Lender Parties. Any assignment by any Commitment Party to any potential Lender Party or any affiliate made prior to the Closing Date will only relieve such Commitment Party of its obligations set forth herein to fund that portion of the commitments so assigned if such assignment was approved by you in writing. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement are exclusively for the information of the Borrower and may not be disclosed by you to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided, that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Borrower’s officers, directors, agents and advisors who are directly involved in the consideration of the Credit Facility and who have been informed by you of the confidential nature of such advice and this Commitment Letter and the Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter and the Fee Letter or the information contained herein or therein to the Acquired Business to the extent you notify such person of its obligations to keep such material confidential, and to the Acquired Business’s officers, directors, agents and advisors who are directly involved in the consideration of the Credit Facility to the extent such persons agree to hold the same in confidence (provided that any disclosure of the Fee Letter or its terms or substance to the Acquired Business or its officers, directors, agents and advisors shall be redacted in a manner satisfactory to the Commitment Parties), (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (iv) this Commitment Letter and the Fee Letter to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter, (v) this Commitment Letter in connection with the filing by the Borrower with the Securities and Exchange Commission of a Current Report on Form 8-K reporting the entry by the Borrower into this Commitment Letter, (vi) the existence of this Commitment Letter and information about the Credit Facility to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties and the Lender Parties in connection with the administration and management of the Credit Facility and (vii) the information contained in Annex C to Moody's Investor Services, Inc. (“Moody's”) and Standard & Poor's Ratings Group, a division of The McGraw Hill Corporation (“S&P”); provided, that such information is supplied to Moody's and S&P only on a confidential basis after consultation with the Commitment Parties.
The Commitment Parties agree that they will treat as confidential all information provided to them hereunder by or on behalf of the Borrower, the Acquired Business or any of their respective subsidiaries or affiliates; provided, however, that nothing herein will prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory or self-regulatory authority exercising examination or regulatory authority) to inform you promptly thereof to the extent practicable and not prohibited by law), (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lender Parties, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the borrower or its obligations under the Credit Facility, in each case, who are advised of the confidential nature of such information, (f) to Moody’s and S&P and other rating agencies or to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Commitment Parties and the Lender Parties in connection with the allocation, administration and management of the Credit Facility; provided, that such information is limited to Annex C and is supplied only on a confidential basis, (g) received by such person on a non-confidential basis from a source (other than the Borrower, the Acquired Business or any of their respective affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (h) to the extent that such information was already in the Commitment Parties’ possession or is independently developed by the Commitment

Parties, (i) for purposes of establishing a “due diligence” defense, (j) with your prior written consent and (k) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter. The Commitment Parties’ obligation under this provision shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the date the definitive Loan Documents are entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Loan Documents shall supersede this provision.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.
As you know, each Commitment Party (together with their respective affiliates, the “Banks”) is engaged, either directly or through its affiliates, in a broad array of activities. Although the Banks in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, the Banks shall have no obligation to disclose such information, or the fact that the Banks are in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.
Consistent with the Banks’ policies to hold in confidence the affairs of its customers, the Banks will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge the Banks have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.
The Banks may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates. You agree that the Banks will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Banks and the Borrower, its equity holders or its affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Banks, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) the Banks have not assumed (A) an advisory responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the financing transactions contemplated hereby or (B) a fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether the Banks have advised, are currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) the Banks are acting solely as principals and not as the agents or fiduciaries of the Borrower, its management, equity holders, affiliates, creditors or any other person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that the Banks have rendered advisory services of any nature or respect with respect to the financing transactions contemplated hereby, or owe a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto.
In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice.

9.	Miscellaneous.
The Commitment Parties’ commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment or termination of the Acquisition Agreement (as defined in Annex B) and (iii) December 2, 2013, unless the closing of the Credit Facility, on the terms and subject to the conditions contained herein, has been consummated on or before such date (for the avoidance of doubt, it being understood and agreed that the consummation of the Acquisition shall not be a condition to the closing of the Credit Facility or the occurrence of the Closing Date, and shall only be a condition to the availability and use of up to $100,000,000 of the Credit Facility to fund the Acquisition on the Acquisition Date subject to the limited conditions set forth in the second paragraph of Section 2 of the Commitment Letter).

The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof and this Section 9 and the provisions of the Fee Letter will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered. The provisions set forth in the Fee Letter and under Sections 5 (including Annex A), 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder.
The Borrower, for itself and its affiliates, agrees that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Borrower hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. The Borrower, for itself and its affiliates, agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.
The Commitment Parties hereby notify the Borrower and the Acquired Business that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”), the Commitment Parties and each Lender Party may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors (as defined in Annex C), which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow the Commitment Parties and each Lender Party to identify the Borrower and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender Party.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Credit Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Credit Facility.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before the close of business on November 1, 2013, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.
Very truly yours,
AMERICAN AGCREDIT, FLCA
By:

Authorized Signatory
COBANK, ACB
By:

Authorized Signatory
FARM CREDIT SERVICES OF AMERICA, PCA
By:

Authorized Signatory
AGFIRST FARM CREDIT BANK
By:

Authorized Signatory

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:

LOUISIANA-PACIFIC CORPORATION
By:
Name:
Title:

CHAR1

1332743v5

CHAR1

1332743v5
Annex A
In the event that the Commitment Parties become involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Borrower or the Acquired Business in connection with or as a result of either this arrangement or the Transactions (together, the “Letters”), the Borrower agrees to periodically reimburse the Commitment Parties for their reasonable and documented out-of-pocket legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Borrower also agrees to indemnify and hold the Commitment Parties harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or the Transactions (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Commitment Parties in performing the services that are the subject of the Letters or the material breach by the Commitment Parties of the Letters. In respect of any judgment or order given or made for any amount due under this Commitment Letter, the Fee Letter or the transactions contemplated hereby that is expressed and paid in a currency (the “judgment currency”) other than United States dollars, the Borrower will indemnify the Commitment Parties against any loss incurred by the Commitment Parties as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which the Commitment Parties are able to purchase United States dollars with the amount of the judgment currency actually received by the Commitment Parties at the time of such receipt. The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall survive any termination of this Commitment Letter, the Fee Letter or the transactions contemplated hereby, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars. If for any reason the foregoing indemnification is unavailable to the Commitment Parties or insufficient to hold them harmless, then the Borrower will contribute to the amount paid or payable by the Commitment Parties as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) the Commitment Parties on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) the Commitment Parties with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrower under this paragraph will be in addition to any liability which the Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of the Commitment Parties and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of the Commitment Parties and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, the Commitment Parties any such affiliate and any such person. The Borrower also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Borrower or any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of either this arrangement or the Transactions, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such indemnified party in performing the services that are the subject of the Letters or from a material breach by such indemnified party of its obligations under the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex B
Louisiana-Pacific Corporation
Transaction Description
Certain capitalized terms used but not defined herein are defined in the Commitment Letter.
The Borrower intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding common shares of Ainsworth Lumber Company Ltd. (“Ainsworth” and, together with its subsidiaries, the “Acquired Business”) and its subsidiaries pursuant to the Acquisition Agreement (as defined below).
In connection with the foregoing, it is intended (or, in the case of the Consent Solicitation referred to below, confirmed) that:

1.
Pursuant to an arrangement agreement (including the exhibits and schedules thereto, the “Acquisition Agreement”), the Borrower will purchase all of the issued and outstanding equity common shares of Ainsworth. After giving effect to the Acquisition, the Borrower will directly or indirectly own all of the equity interests in Ainsworth.

2.	The Borrower will obtain up to $200.0 million under a new senior secured revolving credit facility (the “Credit Facility”) having the terms set forth on Annex C.

3.
The Borrower and/or its subsidiaries have caused Ainsworth to obtain the consent of the holders of a majority in aggregate principal amount of Ainsworth’s outstanding 7.5% Senior Secured Notes due 2017 (the “Existing Target Notes” and such holders, the “Existing Holders”) to the execution of a supplemental indenture to the Indenture, dated as of November 27, 2012, among Ainsworth, the guarantors party thereto, The Bank of New York Mellon, as trustee and as U.S. collateral agent, and BNY Trust Company of Canada, as Canadian collateral agent (the “Existing Indenture”) that eliminates any requirement of Ainsworth or any other person to make a “Change of Control Offer” (as defined in the Existing Indenture) in connection with the Acquisition (such consent solicitation is referred to herein as a “Consent Solicitation”).

4.
The proceeds of the Credit Facility, together with (a) cash on hand at the Borrower and/or its subsidiaries, (b) cash on hand at the Acquired Business and (c)  common equity of the Borrower issued to shareholders (and option holders) of Ainsworth, will be applied (i) to finance all of the cash consideration required in the Acquisition, (ii)  to pay the costs, fees and expenses incurred in connection with the Transactions (including any costs, fees and expenses associated with the Consent Solicitation) (such costs, fees and expenses, the “Transaction Costs”) and (iii) to fund general working capital needs of the Borrower, its subsidiaries and the Acquired Business.

The transactions described above (including payment of the Transaction Costs) are collectively referred to herein as the “Transactions”.

Annex C
Louisiana-Pacific Corporation
Summary of the Credit Facility
This Summary outlines certain terms of the Credit Facility referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.
See attached.

Annex D
Louisiana-Pacific Corporation
Summary of Conditions Precedent to the Credit Facility
This Summary of Conditions Precedent outlines certain of the conditions precedent to the Credit Facility referred to in the Commitment Letter, of which this Annex D is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

1.
Fees and Expenses. On the Closing Date, all costs, fees, expenses and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Lead Arrangers, the Administrative Agent or the Lender Parties shall have been paid to the extent due.

2.
Customary Closing Documents. The Lead Arrangers shall be satisfied that the Borrower has complied with the following customary closing conditions: (i) the delivery of customary legal opinions, lien searches and officer’s certificates; (ii) evidence of authority; (iii) perfection of liens and pledges with respect to the collateral securing the Credit Facility (solely in connection with the use of the Acquisition Sublimit to fund the Acquisition, subject to the second paragraph of Section 2 of the Commitment Letter); (iv) delivery of a solvency certificate from the chief financial officer of the Borrower in form and substance, and with supporting documentation, reasonably satisfactory to the Lead Arrangers, certifying that the Borrower and its subsidiaries are, on a consolidated basis, solvent; and (v) the delivery of a payoff and lien release letter from the administrative agent under the Borrower’s existing asset-based credit facility. The Lead Arrangers will have received at least 5 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

3.
Accuracy of Representations and Warranties. Other than in connection with the use of the Acquisition Sublimit to fund the Acquisition, the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (without giving effect to any “double materiality”).

4.	Acquisition-Specific Conditions. Solely in connection with the availability and use of up to $100,000,000 of the Credit Facility to fund the Acquisition on the Acquisition Date:
a.No Ainsworth Material Adverse Effect        (x) There not having occurred, or having been disclosed to the public (if previously undisclosed to the public), since the date of the Commitment Letter, any Ainsworth Material Adverse Effect and (y) there not having occurred, since December 31, 2012 (the date of the most recent audited financial statements for the Acquired Business furnished by the Borrower to the Lead Arrangers), any event, occurrence or development or state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have an Ainsworth Material Adverse Effect. “Ainsworth Material Adverse Effect” means any change, development, effect, event, circumstance, fact or occurrence that individually or in the aggregate with other such changes, developments, effects, events, circumstances, facts or occurrences, (x) is or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (including any contingent liabilities), operations or results of operations of Ainsworth and its subsidiaries, taken as a whole, or (y) prevents or materially adversely affects the ability of Ainsworth to timely perform its obligations under the Acquisition Agreement (as defined in Exhibit B), except, any change, development, effect, event, circumstance, fact or occurrence resulting from or relating to: (i) the announcement of the execution of the Acquisition Agreement or the transactions contemplated thereby; (ii) general political, economic or financial conditions in Canada and the United States (provided that it does not have a materially disproportionate effect on Ainsworth relative to other companies in its industry); (iii) the state of securities or commodity markets in general (provided that it does not have a materially disproportionate effect on Ainsworth relative to other companies in its industry); (iv) the commencement or continuation of any war, armed hostilities or acts of terrorism; (v) the state of the oriented strand board industry in general (provided that such conditions do not have a materially disproportionate effect on Ainsworth relative to other companies in the oriented strand board industry); or (vi) any decrease in the trading price or any decline in the trading volume of the equity securities of Ainsworth (it being understood that the causes underlying such change in trading price or trading volume

(other than those in items (i) to (v) above) may be taken into account in determining whether an Ainsworth Material Adverse Effect has occurred).
b.Concurrent Transactions. The proceeds from borrowings made on the Acquisition Date pursuant to the Credit Facility, together with (a) cash on hand at the Borrower and/or its subsidiaries and (b) cash on hand at the Acquired Business will be sufficient (i) to finance all of the cash consideration required in the Acquisition and (ii) to pay the Transaction Costs. The terms of the Acquisition Agreement will be reasonably satisfactory to the Lead Arrangers (it being agreed that the Acquisition Agreement dated September 4, 2013 publicly filed by the Borrower with the Securities and Exchange Commission is reasonably satisfactory to the Lead Arrangers). The Acquisition shall have been consummated pursuant to the Acquisition Agreement, in each case without giving effect to any modifications, consents, amendments or waivers thereto that are materially adverse to the Lender Parties and the Lead Arrangers (it being understood that any amendment to Sections 9.3 (Third Party Beneficiaries ), 9.6 (Governing Law; Waiver of Jury Trial ) or 9.12 (No Recourse ) (or the related definitions) of the Acquisition Agreement as in effect on the date hereof that is adverse to the Lender Parties and the Lead Arrangers). There will not exist (pro forma for the Acquisition and the financing thereof) any default or event of default under any indebtedness for borrowed money of the Borrower, Ainsworth or any of their respective subsidiaries with a principal balance in excess of $10.0 million.
c.Financial Statements. The Lead Arrangers shall have received (i) audited financial statements of each of the Borrower and the Acquired Business for each of the three fiscal years immediately preceding the Acquisition; (ii) as soon as internal financial statements are available to the Acquired Business and the Borrower, unaudited financial statements for any interim period or periods of the Borrower and the Acquired Business ended after the date of the most recent audited financial statements and more than 45 calendar days prior to the Acquisition Date; and (iii) customary pro forma financial statements giving effect to the Transactions.
d.Accuracy of Representations and Warranties. The Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (without giving effect to any “double materiality”).